As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alliance Holdings GP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	03-0573898
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma  74119

(918) 295-1415

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Eberley Davis

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma  74119

(918) 295-1415

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David P. Oelman
Stephen M. Gill
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas  77002-6760
(713) 758-2222

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (check one)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price/Proposed Maximum Aggregate Offering Price/Amount of Registration Fee(1)
Common Units

(1)         An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.

Common Units

Representing Limited Partner Interests

Alliance Holdings GP, L.P. or any selling unitholders may, from time to time, in one or more offerings, offer and sell common units representing limited partner interests in Alliance Holdings GP, L.P. described in this prospectus. We or any selling unitholders may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings.

This prospectus describes the general terms of the common units and the general manner in which we or any selling unitholders will offer the common units. The specific terms of any common units that we or any selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we or any selling unitholders will offer the common units, and also may add, update or change information contained in this prospectus. We or any selling unitholders will sell these securities through underwriters on a firm commitment basis. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. Selling unitholders that are affiliates of Alliance Holdings GP, L.P. may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. We will not receive any of the proceeds from the sale of the securities by any selling unitholders.

You should carefully read this prospectus and any supplement before you invest.  You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation of Certain Documents by Reference” sections of this prospectus for information on us and our financial statements.  This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common units are traded on the NASDAQ Global Select Market under the ticker symbol “AHGP.”

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 5 of this prospectus and in any applicable prospectus supplement and in the documents incorporated by reference herein and in any applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2014.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  Neither we nor the selling unitholders have authorized anyone to provide you with any other information.  If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents or any prospectus supplement.  You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell the common units described in this prospectus in one or more offerings and any selling unitholders may, from time to time, offer and sell common units of Alliance Holdings GP, L.P. in one or more offerings. This prospectus generally describes Alliance Holdings GP, L.P. and the common units. Each time we or any selling unitholders offer common units with this prospectus, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the common units being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our common units, you should carefully read this prospectus and any prospectus supplement and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” and any additional information you may need to make your investment decision.

As used in this prospectus, (1) “we,” “our”, “us” and “AHGP” mean Alliance Holdings GP, L.P. and its wholly-owned subsidiaries, (2) “AGP” means Alliance GP, LLC, the general partner of AHGP, (3) “ARLP Partnership” means Alliance Resource Partners, L.P. and its consolidated subsidiaries, (4) “ARLP” means Alliance Resource Partners, L.P. individually, and not on a consolidated basis, (5) “MGP” means Alliance Resource Management GP, LLC, the managing general partner of ARLP, and (6) “SGP” means Alliance Resource GP, LLC, the special general partner of ARLP.

ALLIANCE HOLDINGS GP, L.P.

We are a publicly traded Delaware limited partnership and our common units are traded on the NASDAQ Global Select Market under the ticker symbol “AHGP”.  We own, directly and indirectly, 100% of the members’ interest in MGP, which is the managing general partner of Alliance Resource Partners, L.P., a Delaware limited partnership traded on the NASDAQ Global Select Market under the ticker symbol “ARLP”.  Currently, our only cash-generating assets are our ownership interests in ARLP, which consist of the following:

•                  a 1.98% general partner interest in the ARLP Partnership, which we hold through our 100% ownership interest in MGP;

•                  the incentive distribution rights (“IDRs”) in ARLP, which we hold through our 100% ownership interest in MGP;

•                  15,544,169 common units of ARLP, representing approximately 42.0% of the common units of ARLP as of February 28, 2014; and

•                  a 0.001% managing interest in Alliance Coal, LLC, ARLP’s operating subsidiary, which we hold through our 100% ownership interest in MGP.

We are owned 100% by our limited partners.  Our general partner, AGP, has a non-economic interest in us and is owned by Joseph W. Craft III, the Chairman, President and Chief Executive Officer of AGP as well as the President and Chief Executive Officer and a Director of MGP.

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting the ARLP Partnership in executing its business strategy.  The ARLP Partnership’s business strategy is to create sustainable, capital-efficient growth in available cash to maximize its distributions to its unitholders.

The ARLP Partnership is a diversified producer and marketer of coal primarily to major United States (“U.S.”) utilities and industrial users. The ARLP Partnership began mining operations in 1971 and, since then, has grown through acquisitions and internal development to become the third-largest coal producer in the eastern U.S. At

December 31, 2013, the ARLP Partnership had approximately 1.1 billion tons of coal reserves in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. Approximately 288.6 million tons of these reserves are leased to White Oak Resources LLC (“White Oak”).  In 2013, the ARLP Partnership sold 38.8 million tons of coal and produced 38.8 million tons of coal, of which 3.4% was low-sulfur coal, 18.2% was medium-sulfur coal and 78.4% was high-sulfur coal. In 2013, the ARLP Partnership sold 93.7% of its total tons to electric utilities, of which 98.7% was sold to utility plants with installed pollution control devices.  These devices, also known as scrubbers, eliminate substantially all emissions of sulfur dioxide.  The ARLP Partnership classifies low-sulfur coal as coal with a sulfur content of less than 1%, medium-sulfur coal as coal with a sulfur content of 1% to 2%, and high-sulfur coal as coal with a sulfur content of greater than 2%.

The ARLP Partnership operates ten underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  The ARLP Partnership also is constructing a new mine in southern Indiana and operates a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. Also, the ARLP Partnership owns a preferred equity interest and is making additional equity investments in White Oak and is purchasing and funding development of coal reserves and has constructed and is operating surface facilities at White Oak’s new mining complex in southern Illinois.  The ARLP Partnership’s mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachian and Northern Appalachian regions.  The ARLP Partnership has grown historically, and expects to grow in the future, primarily through expansion of its operations by adding and developing mines and coal reserves in these regions.

Our principal executive offices are located at 1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119 and our phone number is (918) 295-1415.  Our website is http://www.ahgp.com.  We make our periodic reports and other documents or information filed or furnished with the SEC available, free of charge, through our website, as soon as reasonably practicable.  Information contained on our website is not incorporated herein by reference and does not constitute a part of this prospectus.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements and information included in this prospectus and the documents we incorporate by reference herein are “forward-looking statements”.  These statements are based on our beliefs as well as assumptions made by, and information currently available to, us.  When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “may,” “project,” “will,” and similar expressions identify forward-looking statements.  Without limiting the foregoing, all statements relating to our future outlook, anticipated capital expenditures, future cash flows and borrowings and sources of funding are forward-looking statements.  These statements reflect our current views with respect to future events and are subject to numerous assumptions that we believe are reasonable, but are open to a wide range of uncertainties and business risks, and actual results may differ materially from those discussed in these statements.  Among the factors that could cause actual results to differ from those in the forward-looking statements are:

•                  changes in competition in coal markets and the ARLP Partnership’s ability to respond to such changes;

•                  changes in coal prices, which could affect the ARLP Partnership’s operating results and cash flows;

•                  risks associated with the ARLP Partnership’s expansion of its operations and properties;

•                  legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care;

•                  deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions;

•                  dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts;

•                  changing global economic conditions or in industries in which the ARLP Partnership’s customers operate;

•                  liquidity constraints, including those resulting from any future unavailability of financing;

•                  customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform;

•                  customer delays, failure to take coal under contracts or defaults in making payments;

•                  adjustments made in price, volume or terms to existing coal supply agreements;

•                  fluctuations in coal demand, prices and availability;

•                  the ARLP Partnership’s productivity levels and margins earned on its coal sales;

•                  changes in raw material costs;

•                  changes in the availability of skilled labor;

•                  the ARLP Partnership’s ability to maintain satisfactory relations with its employees;

•                  increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims;

•                  increases in transportation costs and risk of transportation delays or interruptions;

•                  operational interruptions due to geologic, permitting, labor, weather-related or other factors;

•                  risks associated with major mine-related accidents, such as mine fires, or interruptions;

•                  results of litigation, including claims not yet asserted;

•                  difficulty maintaining the ARLP Partnership’s surety bonds for mine reclamation as well as workers’ compensation and black lung benefits;

•                  difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities;

•                  the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels;

•                  uncertainties in estimating and replacing the ARLP Partnership’s coal reserves;

•                  a loss or reduction of benefits from certain tax deductions and credits;

•                  difficulty obtaining commercial property insurance, and risks associated with the ARLP Partnership’s participation (excluding any applicable deductible) in the commercial insurance property program;

•                  difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control; and

•                  other factors, including those discussed in the section entitled “Risk Factors” included in this prospectus and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our subsequent SEC filings.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. If one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those described in any forward-looking statement.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  Our assumptions about future events may prove to be inaccurate.  We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements. When considering forward-looking statements, you should also keep in mind the factors listed in the section entitled “Risk Factors” included in this prospectus and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our subsequent SEC filings.  All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

An investment in our securities involves a high degree of risk. Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we and ARLP are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

We will not receive any of the proceeds from the sale of common units by any selling unitholders.

DESCRIPTION OF THE COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement.  For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of Our Partnership Agreement.”  For a description of our distribution policy, please read “Cash Distribution Policy.”

Our common units are listed on the NASDAQ Global Select Market under the ticker symbol “AHGP.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units.  We pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:

•                  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•                  special charges for services requested by a holder of a common unit; and

•                  other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions.  We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us.  The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment.  If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records.  Additionally, each transferee of our common units:

•                  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•                  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•                  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we entered into in connection with our formation and initial public offering.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner.  In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities.  In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Certain of the common units registered by this registration statement are subject to a Transfer Restrictions Agreement, dated as of June 13, 2006, as amended (the “TRA”).  In general, the TRA provides that, except for, among other things, (i) the sale or other transfer of Restricted Securities (as defined in the TRA) by a Holder (as defined in the TRA) thereof to certain permitted family members or entities owned by family members or trusts created for the benefit of certain family members, (ii) certain “financing pledges” of Restricted Securities pursuant to which the secured party has no right (unless otherwise consented to by AGP) to further sell or otherwise transfer the Restricted Securities subject to such financing pledge, (iii) certain transfers of Restricted Securities by Joseph W. Craft III (or certain related family members or trusts or related companies that hold Restricted Securities) in which all of the other Holders of Restricted Securities are entitled or required to participate, and (iv) any other transfers of Restricted Securities that are authorized by the Board of Directors of AGP, each Holder of Restricted Securities may not sell or otherwise transfer their Restricted Securities unless approved by a majority of the disinterested members of the Board of Directors of the AGP pursuant to certain procedures set forth in the TRA.  In general, any such sale so approved by the disinterested members of the Board of Directors of the AGP shall entitle all Holders of Restricted Securities to participate in such sale pro rata based on the number of Restricted Securities held by a Holder in proportion to the total number of Restricted Securities held by all Holders of Restricted Units that participate in such sale.

CASH DISTRIBUTION POLICY

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Our partnership agreement requires that, within 50 days after the end of each quarter, we distribute all of our available cash to the holders of record of our common units on the applicable record date.  Available cash is generally defined as all cash and cash equivalents on hand at the end of each quarter less reserves established by AGP in its reasonable discretion for future cash requirements.  These reserves are retained to provide for the conduct of our business, the payment of debt principal and interest and to provide funds for future distributions.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units.  In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation.  In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation.  We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•                  with regard to distributions of available cash, please read “Cash Distribution Policy”;

•                  with regard to rights of holders of units, please read “Description of the Common Units”; and

•                  with regard to allocations of taxable income, taxable loss and other matters, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were formed on November 10, 2005 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in ARLP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.  Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.  The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement.  For more information on the approvals required to authorize amendments to our partnership agreement, please read “—Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets.  If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•                  to remove or replace the general partner;

•                  to approve some amendments to the partnership agreement; or

•                  to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner.  This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner.  Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.  While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership.  For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability.  The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.  Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of the partnership have not been clearly established in many jurisdictions.  While we currently have no operations distinct from ARLP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances.  We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below.  The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.  In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets
A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Continuation of our business upon dissolution	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2016 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such entity. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2016. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner
No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on terms and conditions as our general partner will determine without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities.  Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions.  In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which units are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner.  However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.  To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.  Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1)         enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)         enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us, to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1)         a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2)         the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)         a change that our general partner determines to be necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4)         a change in our fiscal year or taxable year and related changes, including a change in the dates on which distributions are to be made;

(5)         an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(6)         an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(7)         any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(8)         an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(9)         any amendment that our general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(10)  certain mergers or conveyances set forth in our partnership agreement;

(11)  an amendment effected, necessitated or contemplated by an amendment to ARLP’s partnership agreement that requires ARLP unitholders to provide a statement, certificate or other proof of evidence to ARLP regarding whether such unitholder is subject to U.S. federal income tax on the income generated by ARLP; and

(12)  any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

(1)         do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2)         are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3)         are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4)         are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5)         are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize the managing general partner of ARLP to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in none of us, ARLP or ARLP’s intermediate or operating partnerships being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.  Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of ARLP and its subsidiaries.  Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval.  Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

A merger, consolidation or conversion of us requires the prior consent of the general partner.  In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our unitholders.  Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity.  The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement.  We will dissolve upon:

(1)         the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor;

(2)         the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;

(3)         the entry of a decree of judicial dissolution of our partnership; or

(4)         there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law.

Upon a dissolution under clause (1) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding units, subject to receipt by us of an opinion of counsel to the effect that:

•                  the action would not result in the loss of limited liability of any limited partner; and

•                  neither our partnership nor ARLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets.  The proceeds of the liquidation will be applied as follows:

•                  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

•                  then, to all partners in accordance with the positive balance in the respective capital accounts.

If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2016 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters.  On or after March 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.  In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner.  If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business by appointing a successor general partner.

Our general partner may not be removed unless that removal is approved by not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.  Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates.  The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•                  an affiliate of the general partner (other than an individual); or

•                  another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to March 31, 2016 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates.  As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

On or after March 31, 2016, our general partner may transfer all or any of its general partner interest in us without obtaining approval of any unitholder.

Transfer of Ownership Interests in Our General Partner

At any time, C-Holdings, LLC, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management.  If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units.  This loss of voting rights does not apply to (i) any person or group that acquires the units from our general partner or its affiliates, (ii) any transferees of that person or group approved by our general partner or (iii) any person or group that acquires 20% of any class of units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold 85% or more of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice.  The purchase price in the event of this purchase is the greater of:

•                  the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed; and

•                  the highest price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.  The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market.  Please read “Material U.S. Federal Income Tax Consequences —Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.  Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future.  Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting.  Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units.  Unitholders may vote either in person or by proxy at meetings.  The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued.  Please read “—Issuance of Additional Securities” above.  However, if at any time any person or group, other than our general partner and its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.  For more information on persons and groups to which this loss of voting rights does not apply, please read “—Change of Management Provisions” above.  Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records.  Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, our general partner may require any such limited partner to furnish information about his nationality, citizenship or related status.  If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee and the limited partner’s units may be redeemed at their current market price.  A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions.  A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)         our general partner;

(2)         any departing general partner;

(3)         any person who is or was an affiliate of our general partner or any departing general partner;

(4)         any person who is or was a member, partner, officer, director, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)         any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of any entity described in (1), (2) or (3) above; and

(6)         any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets.  Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any, indemnification.  We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business.  These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates.  The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices.  The books will be maintained for both tax and financial reporting purposes on an accrual basis.  For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants.  Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.  This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided.  Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information.  Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•                  information regarding the status of our business and financial condition;

•                  a copy of our tax returns;

•                  a current list of the name and last known address of each partner;

•                  copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and any related powers of attorney;

•                  information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner; and

•                  any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available.  We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF
ALLIANCE RESOURCE PARTNERS, L.P.

The following is a summary of material provisions of ARLP’s partnership agreement, which could impact our results of operations and those of ARLP.

Purpose

ARLP’s purpose under its partnership agreement is to serve as a partner of ARLP’s intermediate partnership and engage in any business activities that may be engaged in by its intermediate partnership or that is approved by its managing general partner.  The partnership agreement of its intermediate partnership provides that it may, directly or indirectly, engage in:

•                  its operations as conducted immediately before our initial public offering;

•                  any other activity approved by the managing general partner to the extent the managing general partner reasonably determines that the activity generates “qualifying income” as this term is defined in Section 7704 of the U.S. Internal Revenue Code of 1986, as amended; or

•                  any activity that enhances the operations of an activity described above.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to ARLP’s managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for ARLP’s qualification, continuance or dissolution.  The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, ARLP’s partnership agreement.

Reimbursements of ARLP’s Managing General Partner

ARLP’s managing general partner does not receive any compensation for its services as ARLP’s managing general partner.  It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating ARLP’s business.  ARLP’s partnership agreement provides that its managing general partner will determine the expenses that are allocable to us in any reasonable manner determined by its managing general partner in its sole discretion.

Cash Distribution Policy

Distribution of Available Cash

General.  ARLP distributes all of its “available cash” to its unitholders and its general partner within 45 days following the end of each fiscal quarter.

Definition of Available Cash.  Available cash of ARLP is defined in ARLP’s partnership agreement and generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter:

•                  less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the managing general partner of ARLP to:

•                  provide for the proper conduct of its business;

•                  comply with applicable law or any debt instrument or other agreement; or

•                  provide funds for distributions to ARLP’s unitholders and its general partners in respect of any one or more of the next four quarters;

•                  plus all of ARLP’s cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings of ARLP made after the end of the quarter.  Working capital borrowings are generally borrowings that are made under ARLP’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to ARLP’s partners.

Operating Surplus and Capital Surplus

General.  All cash distributed to ARLP’s unitholders is characterized as distributions from either “operating surplus” or “capital surplus.” ARLP distributes available cash from operating surplus differently than its available cash from capital surplus.

Definition of Operating Surplus.  ARLP’s operating surplus for any period generally means:

•                  its cash balance on the closing date of its initial public offering in 1999; plus

•                  $20.0 million (as described below); plus

•                  all of ARLP’s cash receipts since the closing of its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; less

•                  all of ARLP’s operating expenses (other than reclamation and mine closing costs) after the closing of its initial public offering, including the repayment of working capital borrowings and maintenance capital expenditures; less

•                  the amount of ARLP’s cash reserves that the managing general partner of ARLP deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.  Generally, ARLP’s capital surplus will be generated only by:

•                  borrowings other than working capital borrowings;

•                  sales of ARLP’s of debt and equity securities; and

•                  ARLP’s sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions.  ARLP treats all of its available cash distributed as coming from its operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the end of the quarter before the distribution.  ARLP treats any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.  As reflected above, operating surplus includes $20.0 million in addition to its cash balance on the closing date of its initial public offering in 1999, cash receipts from its operations and cash from working capital borrowings.  This amount does not reflect actual cash on hand that is available for distribution to its unitholders.  Rather, it is a provision that enables ARLP, if it chooses, to distribute as operating surplus up to $50.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus.  ARLP has not made, and does not anticipate that it will make, any distributions from capital surplus.

Incentive Distribution Rights

ARLP’s incentive distribution rights represent the contractual right to receive a specified percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid by ARLP.  Please read “—Distributions of Available Cash from Operating Surplus” below.  ARLP’s managing general partner, MGP, owns all of the incentive distribution rights, and we own MGP.

Distributions of Available Cash from Operating Surplus

ARLP is required to make distributions of its available cash from operating surplus for any quarter in the following manner:

•                  First, 99% to all unitholders of ARLP, in accordance with their respective percentage interests, and 1% to the general partners, until each outstanding unit has received $0.25 per unit for such quarter (the “minimum quarterly distribution”);

•                  Second, 99% to all unitholders of ARLP, in accordance with their respective percentage interests, and 1% to the general partners, until each outstanding unit has received $0.275 for such quarter (the “first target distribution”);

•                  Third, 85.8673% to all unitholders of ARLP, in accordance with their respective percentage interests, 1% to the general partners, and 13.1327% to the managing general partner as the holder of the incentive distribution rights until each outstanding unit has received $0.3125 per unit for such quarter (the “second target distribution”);

•                  Fourth, 75.7653% to all unitholders of ARLP, in accordance with their respective percentage interests, 1% to the general partners, and 23.2347% to the managing general partner as the holder of the incentive distribution rights until each outstanding unit has received $0.375 per unit for such quarter (the “third target distribution”); and

•                  Thereafter, 50.5102% to all unitholders of ARLP, in accordance with their respective percentage interests, 1% to the general partners, and 48.4898% to the managing general partner.

Distributions of Available Cash from Capital Surplus

ARLP will make distributions of its available cash from capital surplus, if any, in the following manner:

•                  First, 99% to all of its unitholders, in accordance with their respective percentage interests, and 1% to its general partners, until ARLP distributes for each ARLP common unit, an amount of available cash from capital surplus equal to its initial public offering price;

•                  Second, 99% to its common unitholders, in accordance with their respective percentage interests, and 1% to its general partners, until ARLP distributes for each ARLP common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•                  Thereafter, ARLP will make all distributions of its available cash from capital surplus as if they were from operating surplus.

ARLP’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital.

If ARLP combines its units into fewer units or subdivides its units into a greater number of units, ARLP will proportionately adjust its minimum quarterly distribution and its target distribution levels by multiplying each amount by a fraction.  This fraction is determined as follows:

•                  the numerator is the unrecovered initial public unit price of the common units immediately after giving effect to the repayment; and

•                  the denominator is the unrecovered initial unit price of the common units immediately before the repayment.

The unrecovered initial unit price is generally the initial public offering price per unit less any distributions from capital surplus.

A “payback” of the unit price from the initial public offering occurs when the unrecovered initial unit price of the common units is zero.  At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero.  All distributions of available cash from all sources after that time will be treated as if they were from operating surplus.  Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, ARLP’s managing general partner, in its capacity as holder of the incentive distribution rights, will then be entitled to receive 48% of all distributions of available cash.  This is in addition to any distributions to which it may be entitled as a holder of units or its general partner interest.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.  ARLP does not anticipate that there will be significant distributions from capital surplus.

For example, if a two-for-one split of the common units of ARLP should occur, the unrecovered initial unit price of ARLP would each be reduced to 50% of its initial level.  ARLP will not make any adjustment by reason of its issuance of additional units for cash or property.

ARLP may also adjust the minimum quarterly distribution and target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes ARLP, its intermediate partnership or its operating subsidiary to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes.  In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

(1)         the minimum quarterly distribution and each of the target distribution levels; multiplied by

(2)         one minus the sum of:

(x)         the highest marginal federal corporate income tax rate which could apply; plus

(y)         any increase in the effective overall state and local income tax rate that would have been applicable to ARLP, the intermediate partnership or the operating subsidiary in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

Distributions of Cash Upon Liquidation

General.  Following the beginning of ARLP’s dissolution and during the process of selling all of its assets, ARLP will sell or otherwise dispose of assets and the partners’ capital account balances will be adjusted to reflect any resulting gain or loss.  ARLP’s dissolution and the process of selling all of its assets is referred to as “liquidation.”  The proceeds of liquidation will first be applied to the payment of ARLP’s creditors in the order of priority provided in the partnership agreement and by law.  After that, ARLP will distribute the proceeds to the unitholders and its general partners in accordance with their capital account balances, as so adjusted.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of ARLP’s managing general partner.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in ARLP’s partnership agreement in the following manner:

•                  First, to the general partners and the holders of units of ARLP who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•                  Second, 99% to the common unitholders of ARLP, in accordance with their respective percentage interests, and 1% to the general partners of ARLP, until the capital account for each common unit is equal to the sum of:

•                  its unrecovered initial unit price for that common unit; plus

•                  the amount of the minimum quarterly distribution of ARLP for the quarter during which its liquidation occurs;

•                  Third, 99% to all unitholders of ARLP, in accordance with their respective percentage interests, and 1% to the general partners of ARLP, until it allocates under this paragraph an amount per ARLP unit equal to:

•                  the sum of the excess of the first target distribution per ARLP unit over the minimum quarterly distribution per ARLP unit for each quarter of ARLP’s existence; less

•                  the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the minimum quarterly distribution per ARLP unit that it distributed 99% to its unitholders, in accordance with their respective percentage interests, and 1% to its general partners, pro rata, for each quarter of its existence;

•                  Fourth, 85.8673% to all unitholders of ARLP, pro rata, 13.1327% to the managing general partner and 1% to the general partners of ARLP, pro rata, until ARLP allocates under this paragraph an amount per ARLP unit equal to:

•                  the sum of the excess of the second target distribution per ARLP unit over the first target distribution per ARLP unit for each quarter of ARLP’s existence; less

•                  the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the first target distribution per ARLP unit that it distributed 85.8673% to the unitholders of ARLP, in accordance with their respective percentage interests, 13.1327% to the managing general partner as the holder of the incentive distribution rights of ARLP, pro rata, and 1% to the general partners of ARLP, pro rata, for each quarter of its existence;

•                  Fifth, 75.7653% to all unitholders of ARLP, pro rata, 23.2347% to the managing general partner as the holder of the incentive distribution rights of ARLP and 1% to the general partners of ARLP, in accordance with their respective percentage interests, until ARLP allocates under this paragraph an amount per ARLP unit equal to:

•                  the sum of the excess of the third target distribution per ARLP unit over the second target distribution per ARLP unit for each quarter of its existence; less

•                  the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the second target distribution per ARLP unit that it distributed 75.7653% to the unitholders of ARLP, pro rata, 23.2347% to the managing general partner as the holder of the incentive distribution rights of ARLP, pro rata, and 1% to the general partners, pro rata, of ARLP for each quarter of its existence; and

•                  Thereafter, 50.5102% to all unitholders of ARLP, in accordance with their respective percentage interests, 48.4898% to the managing general partner as the holder of the incentive distribution rights of ARLP and 1% to the general partners of ARLP, pro rata.

Manner of Adjustments for Losses.  Upon ARLP’s liquidation, ARLP will generally allocate any loss to its general partner and its unitholders in the following manner:

•                  First, 99% to the holders of common units of ARLP in proportion to the positive balances in their capital accounts and 1% to the general partners of ARLP, pro rata, until the capital accounts of the common unitholders of ARLP have been reduced to zero; and

•                  Second, thereafter, 100% to the general partners of ARLP, pro rata.

Adjustments to Capital Accounts upon the Issuance of Additional Units.  ARLP will make adjustments to its capital accounts upon its issuance of additional units.  These adjustments will be based on the fair market value of the interests or the property distributed.  ARLP will allocate any gain or loss resulting from the adjustments to the unitholders and the general partners in the same manner as gain or loss is allocated upon liquidation.  In the event that positive interim adjustments are made to the capital accounts, any later negative adjustments to the capital accounts resulting from the issuance of additional Alliance Resource Partners’ interests, ARLP’s distributions of property or upon our liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partners’ capital account balances if no earlier positive adjustments to the capital accounts have been made.

Issuance of Additional Securities

ARLP’s partnership agreement authorizes it to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by its managing general partner in its sole discretion, without the approval of any limited partners.

It is possible that ARLP will fund acquisitions through the issuance of additional common units or other equity securities.  Holders of any additional common units ARLP issues will be entitled to share equally with the then- existing holders of its common units in its cash distributions.  In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in ARLP’s net assets.

In accordance with Delaware law and the provisions of its partnership agreement, ARLP may also issue additional partnership securities that, in the sole discretion of its managing general partner, may have special voting rights to which common units are not entitled.

ARLP’s general partners will have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase ARLP’s common units or other equity securities whenever, and on the same terms that, ARLP issues those securities to persons other than its general partner and their affiliates, to the extent necessary to maintain their percentage interests, that existed immediately prior to each issuance.  The holders of ARLP’s common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendments to ARLP’s Partnership Agreement

Amendments to ARLP’s partnership agreement may be proposed only by, or with the consent of, ARLP’s managing general partner.  In general, proposed amendments must be approved by holders of at least a majority of ARLP’s outstanding units.  Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding units in relation to other classes or units will require the approval of at least a majority of the type or class of units so affected.  Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.  However, in some circumstances, more particularly described in ARLP’s partnership agreement, ARLP’s managing general partner may make amendments to ARLP’s partnership agreement without the approval of ARLP’s limited partners or assignees.

Liquidation and Distribution of Proceeds

Upon ARLP’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up ARLP’s affairs (the liquidator) will, acting with all the powers of ARLP’s managing general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate ARLP’s assets.  The proceeds of the liquidation will be applied as follows:

•                  first, towards the payment of all of ARLP’s creditors and the creation of a reserve for contingent liabilities; and

•                  then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of ARLP’s assets for a reasonable period of time.  If the liquidator determines that a sale would be impractical or would cause a loss to ARLP’s partners, ARLP’s managing general partner may distribute assets in kind to ARLP’s partners.

Withdrawal or Removal of ARLP’s General Partners; Transfer of the Ownership of the General Partners

ARLP’s managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of ARLP’s partnership agreement.  In addition, ARLP’s managing general partner may withdraw without unitholder approval upon 90 days’ notice to ARLP’s limited partners if at least 50% of ARLP’s outstanding common units are held or controlled by one person and its affiliates other than its general partner and its affiliates.  ARLP’s special general partner may withdraw as a general partner without unitholder approval at any time upon 90 days’ written notice and furnishing an opinion of counsel regarding limited liability and tax matters.  If ARLP’s special general partner is removed or withdraws and no successor is appointed, the managing general partner will continue ARLP’s business.

Upon the voluntary withdrawal of ARLP’s managing general partner, the holders of a majority of ARLP’s outstanding common units may elect a successor to that withdrawing managing general partner.  If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, ARLP will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of its outstanding units agree to continue ARLP’s business and to appoint a successor managing general partner.

Neither of ARLP’s general partners may be removed unless that removal is approved by the vote of the holders of not less than two-thirds of ARLP’s outstanding units, including units held by its general partners and their affiliates, and ARLP receives an opinion of counsel regarding limited liability and tax matters.  Any removal of ARLP’s managing general partner is also subject to the approval of a successor managing general partner by the vote of the holders of a majority of ARLP’s outstanding common units, including those held by its general partner and its affiliates.

While ARLP’s partnership agreement limits the ability of ARLP’s general partners to withdraw, it allows either general partner to transfer its general partner interest to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of ARLP’s general partners.  In addition, ARLP’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of ARLP’s general partners.  ARLP’s special general partner may also transfer, in whole or in part, the common units it owns.  ARLP’s managing general partner may transfer, with minor limitations, the incentive distribution rights without the prior approval of unitholders.

Change of Management Provisions

ARLP’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove ARLP’s managing general partner or otherwise change management.

Limited Call Right

If at any time ARLP’s general partners and their affiliates own 80% or more of the issued and outstanding limited partner interests of any class, its managing general partner will have the right to acquire all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons.  The record date for determining ownership of the limited partner interests would be selected by ARLP’s managing general partner on at least 10 but not more than 60 days’ notice.  The purchase price in the event of a purchase under these provisions would be the greater of

•                  the current market price (as defined in ARLP’s partnership agreement) of the limited partner interests of the class as of the date three days prior to the mailing of written notice of its election to purchase the units; and

•                  the highest cash price paid by either of ARLP’s general partners or any of their affiliates for any limited partner interests of the class purchased within the 90 days preceding the date ARLP’s managing general partner mails notice of its election to purchase the units.

As a result of ARLP’s managing general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.  The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market.

Indemnification

Under its partnership agreement, in most circumstances, ARLP will indemnify:

•                  ARLP’s general partners;

•                  any departing general partner;

•                  any person who is or was an affiliate of a general partner or any departing general partner;

•                  any person who is or was a member, partner, officer, director, employee, agent or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•                  any person who is or was serving at the request of a general partner or any departing general partner or an affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of ARLP’s assets.  ARLP’s general partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to ARLP to enable ARLP to effectuate any indemnification.  ARLP is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under its partnership agreement.

Registration Rights

Under its partnership agreement, ARLP has agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by its general partners or any of their affiliates or their assignees if an exemption from the registration requirements is not otherwise available.  ARLP is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Alliance Holdings GP, L.P.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us and by ARLP to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units subject to this registration statement, who do not materially participate in the conduct of our business activities, and who hold such units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units and potential changes in applicable tax laws.

No ruling has been or will be requested from the IRS regarding any matter affecting us. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder.

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource (such as the mining, transportation and marketing of coal), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property, (v) gains from the sale or other disposition of capital assets held for the production of qualifying income and (vi) our allocable share of such income from ARLP.

We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us, ARLP and our general partner, Vinson & Elkins L.L.P. is of the opinion that we and ARLP will each be treated as a partnership and each of our and ARLP’s partnership or limited liability subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us or ARLP, as applicable, for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

•                  Neither we, nor ARLP, nor any of our or ARLP’s partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

•                  For each taxable year, more than 90% of our and ARLP’s gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Moreover, if ARLP were taxable as a corporation in any given year, our share of ARLP’s items of income, gain, loss and deduction would generally not be passed through to us, and ARLP would be subject to tax on its income at corporate rates.  In addition, any distribution made to a unitholder (or by ARLP to us, as applicable) would be treated as (i) a taxable dividend to the extent of our current and accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in our units (or, if applicable, our tax basis in our interest in ARLP), and thereafter (iii) taxable capital gain. Accordingly, taxation of us or of ARLP as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of AHGP will be treated as partners of AHGP for federal income tax purposes.  Also:

•                  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•                  unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of AHGP for federal income tax purposes.  As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons.  Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Basis of Units.  A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on Deductibility of Losses.  A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

The passive loss rules are required to be applied separately with respect to items attributable to each separate publicly traded partnership. The application of this requirement to a AHGP unitholder who is also a ARLP unitholder is uncertain. It is possible that amounts allocated to a AHGP unitholder that are attributable to AGHP’s interest in ARLP may be combined with amounts allocated directly to a ARLP unitholder. Alternatively, such amounts may need to be treated as attributable to interests in separate publicly traded partnerships. If you hold interest in both AHGP and ARLP, you should consult your own tax advisor regarding the application of the passive loss rules.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•                  interest on indebtedness properly allocable to property held for investment;

•                  our interest expense attributed to portfolio income; and

•                  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated first to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans.  A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates.  Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election.  We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets or the assets owned by ARLP subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that he will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.  The tax bases of our or ARLP’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we or ARLP dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or ARLP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and ARLP’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Coal Depletion.  In general, ARLP is entitled to depletion deductions with respect to coal mined from its underlying mineral property. ARLP generally is entitled to the greater of cost depletion limited to the basis of the property or percentage depletion based on the gross income of its property. The percentage depletion rate for coal is 10%.

Depletion deductions ARLP claims generally will reduce the tax basis of the underlying mineral property. Percentage depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of ARLP’s percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax., which is not discussed herein. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to ARLP and us. In addition, a corporate unitholder’s allocable share of our share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Mining Exploration and Development Expenditures.  ARLP has elected to currently deduct mining exploration expenditures that it pays or incurs to determine the existence, location, extent or quality of coal deposits prior to the time the existence of coal in commercially marketable quantities has been disclosed.

Our share of amounts ARLP deducts for mine exploration expenditures must be recaptured and included in our taxable income at the time a mine reaches the production stage, unless ARLP elects to reduce future depletion deductions by the amount of that recapture. A mine reaches the producing stage when the major part of the coal production is obtained from working mines other than those opened for the purpose of development or the principal activity of the mine is the production of developed coal rather than the development of additional coal for mining. This recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine has been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead, these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

ARLP may deduct currently mine development expenditures incurred in making coal accessible for extraction, after the exploration process has disclosed the existence of coal in commercially marketable quantities. To increase the allowable percentage depletion deduction for a mine or mines, ARLP may however, elect to defer mine development expenses and deduct them on a ratable basis as the coal benefited by such expenses is sold. This election can be made on a mine-by-mine and year-by-year basis.

Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. See “—Disposition of Common Units.” Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60 month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

Mine exploration and development expenditures are capitalized and deducted over a ten year period for purposes of the alternative minimum tax. If you are or may be subject to the alternative minimum tax, please consult your tax advisor with respect to the application of these rules.

Sales of Coal Reserves.  If any of ARLP’s coal reserves are sold or otherwise disposed of in a taxable transaction, ARLP will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the coal reserves or the mined coal sold are held by ARLP:

•                  for sale to customers in the ordinary course of business (i.e., ARLP is a “dealer” with respect to that property),

•                  for use in a trade or business within the meaning of Section 1231 of the Code or

•                  as a capital asset within the meaning of Section 1221 of the Code.

In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

ARLP intends to hold its coal reserves primarily for use in a trade or business and to achieve long-term capital appreciation. Although ARLP’s managing general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, the managing general partner does not anticipate frequent sales. Thus, the managing general partner does not believe ARLP will be viewed as a dealer. However, in light of the factual nature of this question, we cannot assure you that ARLP will not be viewed by the IRS as a “dealer” in coal reserves.

If ARLP is not a dealer with respect to its coal reserves and ARLP has held the reserves for more than a one-year period primarily for use in its trade or business, the character of any gain or loss realized from a disposition of such coal reserves will be determined under Section 1231 of the Code. If ARLP has not held the coal reserves for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss allocated to us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If ARLP is not a dealer with respect to its coal reserves and that property is not used in a trade or business, the coal reserves will be a “capital asset” within the meaning of Section 1221 of the Code. ARLP will recognize gain or loss from the disposition of those coal reserves, which will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Deduction for U.S. Production Activities.  Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentage is currently 9% for qualified production activities income.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the U.S.

For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each unitholder will aggregate its share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account its distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the basis rules, the at—risk rules or the passive activity loss rules. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages attributable to qualified production activities paid by the unitholder during the calendar year. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are allocable to our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 Wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to him.

Recent Legislative Developments

The White House’s 2014 budget proposal recommends the elimination of certain key U.S. federal income tax preferences relating to coal exploration and development. The budget proposal would (1) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels, (2) repeal the percentage depletion allowance with respect to coal properties, (3) repeal capital gains treatment of coal and lignite royalties, and (4) exclude from the definition of domestic production gross receipts for purposes of the Section 199 deduction all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the budget proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to coal exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of our investment in ARLP and an investment in our units.

Disposition of Units

Recognition of Gain or Loss.  A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•                  a short sale;

•                  an offsetting notional principal contract; or

•                  a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements.  A unitholder who sells or purchases any units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination.  We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Anadarko currently owns more than 50% of the total interests in our capital and profits. Therefore, a transfer of all or a portion of Anadarko’s indirect interests in us could result in a termination of our partnership for federal income tax purposes. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a common unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs, and could result in an increase in the amount of taxable income to be allocated to our unitholders if our termination results in a termination of ARLP. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and because of other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits us to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a common unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates Alliance GP, LLC.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of our unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against the unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•                  the name, address and taxpayer identification number of the beneficial owner and the nominee;

•                  whether the beneficial owner is:

(1)  a person that is not a U.S. person;

(2)  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)  a tax-exempt entity;

•                  the amount and description of units held, acquired or transferred for the beneficial owner; and

•                  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy-related penalties.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or ARLP conduct business or own property or in which the unitholder is a resident. Moreover, we or ARLP may own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements.

Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

SELLING UNITHOLDERS

We are registering for resale an indeterminate number of our common units held by certain of our unitholders to be named in a prospectus supplement.

The prospectus supplement for any offering of our common units by a selling unitholder hereunder will include, among other things, the following information:

•                  the name of the each selling unitholder;

•                  the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

•                  the number of common units held by each selling unitholder prior to the offering;

•                  the number of common units to be offered for each selling unitholder’s account; and

•                  the number and (if one percent or more) the percentage of common units held by each of the selling unitholders after the offering.

INVESTMENT IN ALLIANCE HOLDINGS GP, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction restrictions imposed by Section 4975 of the Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•                  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•                  whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•                  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•                  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

•                  whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

•                  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)         the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)         the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)         there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We or any selling unitholders will sell the securities being offered hereby through underwriters on a firm commitment basis.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including: (i) the name or names of any underwriters; (ii) the purchase price of the securities and the proceeds to us and, if applicable, any selling unitholders from the sale; (iii) any underwriting discounts and commissions and other items constituting underwriters’ compensation; and (iv) any delayed delivery arrangements.

We and, if applicable, the selling unitholders will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and, if applicable, the selling unitholders may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Vinson & Elkins L.L.P., Houston, Texas, will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Alliance Holdings GP, L.P. appearing in Alliance Holdings GP, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of Alliance Holdings GP, L.P.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

Our home page is located at www.ahgp.com.  Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•                  our Annual Report on Form 10-K for the year ended December 31, 2013; and

•                  the description of our common units contained in our registration statement on Form 8-A filed on May 1, 2006, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference documents that are not delivered herewith. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Alliance GP, LLC
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma  74119
(918) 295-1415
Attention:  General Counsel

PART II

Information not required in the Prospectus

Item 14.                          Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which are payable by us:

Securities and Exchange Commission registration fee	$ *
Legal fees and expenses	**
Accounting fees and expenses	**
Printing expenses	**
Miscellaneous	**
Total	$ **

*                 The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and 457(r).

**          These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.                          Indemnification of Officers and Directors.

Alliance Holdings GP, L.P.

As provided in our partnership agreement, which is incorporated herein by this reference, we will generally indemnify our general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16.                          Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
4.1#	Form of our Common Unit Certificate (Incorporated by reference to Exhibit 4.1 of Registrant’s Form S-1 filed with the SEC on March 28, 2006, File No. 333-129883).
5.1*	Opinion of Vinson & Elkins L.L.P. regarding the legality of the common units.
8.1*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1*	Powers of Attorney (contained on signature pages).

*                 Filed herewith

#                 Previously filed

**          To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

Item 17.                          Undertakings

A.            The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D.            The undersigned registrant hereby undertakes:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa, State of Oklahoma, on the 28th day of February, 2014.

ALLIANCE HOLDINGS GP, L.P.

By:	ALLIANCE GP, LLC, its general partner

By:	/s/ Joseph W. Craft III
Name:	Joseph W. Craft III
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Eberley Davis and Joseph W. Craft III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Joseph W. Craft III	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2014
Joseph W. Craft III

/s/ Brian L. Cantrell	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	February 28, 2014
Brian L. Cantrell

/s/ Michael J. Hall	Director	February 28, 2014
Michael J. Hall

/s/ Thomas M. Davidson	Director	February 28, 2014
Thomas M. Davidson

/s/ Robert J. Druten	Director	February 28, 2014
Robert J. Druten

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
4.1#	Form of our Common Unit Certificate (Incorporated by reference to Exhibit 4.1 of Registrant’s Form S-1 filed with the SEC on March 28, 2006, File No. 333-129883).
5.1*	Opinion of Vinson & Elkins L.L.P. regarding the legality of the common units.
8.1*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1*	Powers of Attorney (contained on signature pages).

*                 Filed herewith

#                 Previously filed

**          To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.